EXHIBIT 99



DARCEL GUY                                  Baltimore Gas and Electric Company
Director of Public Information              39 W. Lexington Street
                                            Room 1100
                                            Baltimore, Maryland 21201
N E W S                                     410 234-7433  24 hours a day
R E L E A S E


                                                         January 18, 1999

                                                         FOR IMMEDIATE RELEASE

           BGE REPORTS EARNINGS FOR TWELVE MONTHS ENDED DEC. 31, 1998

         Baltimore Gas and Electric Company today reported earnings on common stock of $305.9 million for the 12 months ended December 31, 1998, equivalent to $2.06 per share. This compares to 1997 earnings of $254.1 million or $1.72 per share. However, both 1998 and 1997 earnings reflect one-time charges, which are explained in the Notes to Financial Statements. Excluding the impact of the non-recurring charges, earnings for 1998 were $2.20 per share compared to $2.28 for 1997. Earnings per share for the Company's utility operations and for its diversified businesses were as follows:

                                  Three Months Ended        Twelve Months Ended
                                      December 31,               December 31,
                                   1998         1997         1998          1997
                                   ----         ----         ----          ----
Utility                          $ .14       $ .32        $ 1.93         $ 1.94
Diversified Business               .09         .06           .27            .34
                                   ----       ----         ------         -----
Total Current Year Operations    $ .23       $ .38        $ 2.20         $ 2.28
Write-off of Merger Costs            -        (.25)            -           (.25)
Write-Downs of Real Estate
     Investments                  (.10)       (.01)         (.10)          (.31)
Write-Down of Energy Service
     Investment                   (.04)          -          (.04)             -
                                   ----      -----         -----          -----
Total                            $ .09       $ .12        $ 2.06         $ 1.72
                                 =====       =====        ======          ======


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         Frank O. Heintz, Executive Vice President of Utility Operations, stated
"BGE continued to experience moderate customer growth during 1998. However, earnings from utility operations were slightly lower this year as a result of unfavorable weather experienced in the first and fourth quarters of 1998." In addition, the utility's earnings from operations were further reduced as a result of certain cost increases, including higher electric depreciation expenses approved by the Maryland Public Service Commission and reflected in the Company's operating results for the fourth quarter of 1998. In the fourth quarter of 1997 the Company recognized a $37.5 million after-tax write-off ($.25 per share) of costs associated with the terminated merger of Baltimore Gas and Electric Company and Potomac Electric Power Company. The write-off of merger costs in 1997 resulted in lower reported earnings for the utility in 1997 versus 1998.
         Total electric sales to customers in 1998 increased about 2.4%, primarily reflecting customer growth and increased usage per customer. Sales to residential customers were up almost 1.5%, while sales to commercial and industrial customers increased 2.9%. Electric sales to customers decreased during the fourth quarter compared to the same period in 1997 due to milder weather experienced this year.
         Total gas sales to customers in 1998 decreased 10.9% compared to 1997 sales levels due to the mild winter and fall weather experienced during 1998. Sales to residential customers decreased 11.6%, while sales to commercial and industrial customers decreased a little over 10.5%.
         Robert E. Denton, Executive Vice President of Generation, pointed out that BGE had another excellent year of operational performance. Calvert Cliffs Nuclear Power Plant produced 13.3 million megawatt hours of electricity, surpassing 1997's record setting pace by 1.5%. This is Calvert Cliffs' highest production level since the plant began commercial operations more than 22 years ago. He also noted, "Our combined fossil plants generated an all-time record amount of energy, surpassing the previous record set in 1997."
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         Earnings from diversified  businesses  operations (excluding the impact of write-downs taken in 1998 and 1997) were $41.1 million ($.27 per share) in 1998, compared to $50.5 million ($.34 per share) earned in 1997. The earnings from diversified businesses in 1998 were $20.2 million after reflecting the write-down of Constellation Real Estate's investment in Church Street Station that is being sold, and the write-off of an energy service investment. This compares to $4.5 million in 1997 after reflecting the write-downs of two of Constellation Real Estate's properties (see the Notes to Financial Statements). Constellation Power, Inc., BGE's largest operating subsidiary, contributed $44.3 million ($.30 per share) toward earnings in 1998, compared to $36.6 million ($.25 per share) in 1997, and Constellation Power Source, BGE's newest operating subsidiary weighed in with a $7.5 million ($.05 per share) contribution to earnings. According to Edward A. Crooke, Chairman of Constellation Enterprises, Inc. (CEI), "CEI's earnings during 1998 reflect good performance from various energy projects and the success of Constellation Power Source. Unfortunately, CEI's real estate business and investment portfolio suffered through some tough market conditions during 1998."

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               BALTIMORE GAS AND ELECTRIC COMPANY AND SUBSIDIARIES

                       Consolidated Financial Information

                                December 31, 1998

                    (In Thousands, Except Per Share Amounts)

                              Three Months Ended December 31,    Twelve Months Ended December 31,

                                            1998        1997             1998          1997
                                            ----        ----             ----          ----
      Revenues
        Electric                        $  472,445   $  500,009        $ 2,219,204    $2,191,709
        Gas                                124,725      154,599            449,417       521,547
        Diversified Businesses             193,249      158,018            689,506       594,328
                                         -----------  -----------       -----------  -----------
      Total                             $  790,419   $  812,626        $ 3,358,127    $3,307,584
                                         ==========   ==========        ===========   ==========

      Earnings
        Current Year Operations         $   37,594   $   63,849       $    348,597      $ 66,276
          Write-off of Merger Costs (a)         -       (37,495)                -        (37,495)

          Write-downs of Real Estate
            Investments                   (15,398)       (2,092)           (15,398)      (46,030)
          Write-off of Energy Service
            Investment (c)                 (5,535)           -              (5,535)          -
                                        -----------     --------          --------      --------

                                                                                                               -
      Net Income                       $    16,661    $   24,262       $   327,664   $  282, 751

      Earnings Applicable to
        Common Stock                    $   13,189    $   18,328       $   305,899    $  254,064

       Average Common Shares Outstanding   149,216       147,667           148,523       147,667

      Earnings Per Share of Common Stock
        Current Year Operations
          Utility                           $ .14        $ .32            $ 1.93         $ 1.94
          Diversified Businesses              .09          .06               .27            .34
                                              ---          ---               ---            ---
      Total Current Year Operations         $ .23        $ .38            $ 2.20         $ 2.28
        Write-off of Merger Costs (a)           -         (.25)                -           (.25)
        Write-downs of Real Estate
          Investments (b)                    (.10)        (.01)            (.10)           (.31)
        Write-off of Energy Service
          Investment (c)                     (.04)           -             (.04)              -
                                             ------       -----            -----          -----
      Total                                 $ .09        $ .12            $ 2.06          $1.72
                                             ======       =====            =====          =====


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Notes to Financial Statements:

(a) During the fourth quarter of 1997, BGE took an after-tax charge of $37.5 million ($.25 per share) representing the costs associated with the terminated merger of BGE and Potomac Electric Power Company.

(b) During the fourth quarter of 1997, the Company reflected an after-tax write-down of $2.1 million ($.01 per share) for Church Street Station, an entertainment complex located in Orlando, Florida. During the first quarter of 1997, BGE took an initial $12.0 million ($.08 per share) write-down of this same property. During the second quarter of 1997, BGE took a $31.9 million after-tax ($.22 per share) write-down for Piney Orchard, a residential development located in Anne Arundel County, Maryland. During the fourth quarter of 1998, BGE took an additional after-tax write-down for Church Street Station of $15.4 million ($.10 per share).

(c) During the fourth quarter of 1998, BGE took a $5.5 million after-tax write-off ($.04 per share) of an energy service investment. This write-off consists of BGE's investment in a company that manufactures and markets power switches designed to improve the reliability of electric service for large industrial and commercial customers, and certain assets owned by one of BGE's operating subsidiaries.

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